Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-132795 and 333-143274 on Form S-8 and Registration Statement No. 333-138652 on Form S-3 of our report dated March 16, 2009 (June 1, 2009 as to the effects of the retrospective application of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS 160”) and related disclosures in Notes 2, 10 and 15), relating to the consolidated financial statements and financial statement schedule of Loral Space & Communications Inc. (which report expresses an unqualified opinion and contains explanatory paragraphs relating to the retrospective application of SFAS No. 160 and the adoption of new accounting standards) appearing in this Current Report on Form 8-K dated June 1, 2009 of Loral Space & Communications Inc.
/s/ DELOITTE & TOUCHE LLP
New York, New York
June 1, 2009